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                                  Exhibit 99








                        Press Release Dated May 7, 2001




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May 7, 2001

FOR IMMEDIATE RELEASE

Contact: John J. Griffith
Investor Relations Department
(402) 390-6553

Commercial Federal Expands Common Stock Repurchase Plan

OMAHA, Nebraska, May 7, 2001--Commercial Federal Corporation (NYSE: CFB) announced today that its board of directors authorized the additional repurchase of up to 5 million shares of the Company's outstanding common stock. This repurchase plan will begin after July 1, 2001, and be completed by December 31, 2002. The Company currently has 51,344,822 common shares outstanding. The previously authorized repurchase of 5.5 million shares announced in August 2000 will be completed by June 30, 2001.

"The repurchase of Commercial Federal shares remains an important strategy for managing the company's capital and building long-term shareholder value," stated William A. Fitzgerald, chairman and chief executive officer. "The company's stock is an attractive investment at its current price level."

Repurchases can be made at any time and in any amount, depending upon market conditions and various other factors. Any repurchase generally will be on the open-market, although privately negotiated transactions are possible.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.7 billion federal savings bank that currently operates branches located in Iowa, Colorado, Nebraska, Kansas, Oklahoma, Missouri, Arizona and Minnesota. Commercial Federal operations include consumer and commercial banking, mortgage banking, agricultural lending, insurance and investment services, and Internet banking.